EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.2 Million, or $0.51 Per Diluted Share, in Second Quarter 2019; Assets Surpass $1.0 Billion; Raises Regular Quarterly Cash Dividend by 2.7% to $0.095 per Share and Renews Stock Repurchase Plan

HELENA, Mont., July 23, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income of $3.2 million, or $0.51 per diluted share, in the second quarter of 2019, compared to $1.2 million, or $0.18 per diluted share, in the first quarter of 2019, and $1.3 million, or $0.24 per diluted share, in the second quarter of 2018.  There were $5,000 in acquisition-related expenses in the second quarter of 2019, compared to $1.2 million in the preceding quarter and $131,000 in the second quarter a year ago. In the first six months of 2019, net income increased 132.4% to $4.4 million, or $0.69 per diluted share, compared to $1.9 million, or $0.35 per diluted share, in the first six months of 2018.

Additionally, Eagle’s board of directors increased its regular quarterly cash dividend by 2.7% to $0.095 per share on July 18, 2019.  The dividend will be payable September 6, 2019 to shareholders of record August 16, 2019.  The current annualized yield is 2.29% based on recent market prices.

“Eagle’s record second quarter operating results were highlighted by double-digit loan and deposit growth year-over-year and solid net interest income,” stated Peter J. Johnson, President and CEO.  “All of our operating metrics improved during the quarter as we surpassed the $1 billion asset milestone.  At the same time, the successful integration of our two recent acquisitions is providing us with additional opportunities for improvement.  We will continue to look for growth opportunities in and around our surrounding markets that benefit both our customers and shareholders.”

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, in a transaction valued at $16.4 million.

On January 31, 2018, Eagle completed its acquisition of Ruby Valley Bank, which added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans.

Second Quarter 2019 Highlights (at or for the three-month period ended June 30, 2019, except where noted)

  Net income was $3.2 million, or $0.51 per diluted share, compared to $1.3 million, or $0.24 per diluted share, in the second quarter of 2018.
  Annualized return on average assets was 1.30%.
  Annualized return on average equity was 11.37%.
  Net interest margin (“NIM”) contracted to 4.31% in the second quarter of 2019, compared to 4.33% in the preceding quarter, and improved 13-basis points compared to 4.18% in the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 44.4% to $15.2 million, compared to $10.5 million in the second quarter a year ago.
  Purchase discount on loans from the Big Muddy Bancorp portfolio was $2.8 million at January 1, 2019, (the “acquisition date”) of which $1.9 million remains as of June 30, 2019.
  Purchase discount on loans from the Ruby Valley Bank portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $1.1 million remains as of June 30, 2019.
  The accretion of the loan purchase discount into loan interest income from both the Big Muddy Bancorp and the Ruby Valley Bank transactions was $539,000 in the second quarter, compared to $520,000 in the preceding quarter.
  Total loans increased 29.3% to $752.4 million at June 30, 2019, compared to $581.7 million a year ago.
  Total deposits increased 22.1% to $748.4 million at June 30, 2019, compared to $613.2 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.79% at June 30, 2019.
  Increased quarterly cash dividend by 2.7% to $0.095 per share.

Balance Sheet Results
“Loan production remains robust, with organic loan growth up $40.1 million, or 6.25% from the previous quarter end. This organic growth, coupled with the recent acquisition of Big Muddy Bancorp, resulted in total loans increasing almost 30% year over year,” said Johnson.  Total loans increased 29.3% to $752.4 million at June 30, 2019, compared to $581.7 million a year earlier and increased 3.4% compared to $728.0 million three months earlier.

Eagle originated $120.5 million in new residential mortgages during the quarter, excluding construction loans, and sold $101.4 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.31%.  This production compares to residential mortgage originations of $77.4 million in the preceding quarter with sales of $72.3 million.

Commercial real estate loans increased 46.4% to $316.6 million at June 30, 2019, compared to $216.3 million a year earlier.  Residential mortgage loans increased 2.3% to $114.9 million, compared to $112.3 million a year earlier.  Agricultural and farmland loans increased 98.8% to $93.1 million at June 30, 2019, compared to $46.8 million a year earlier.  Commercial loans increased 5.8% to $74.0 million, home equity loans increased 4.5% to $55.6 million, commercial construction and development loans increased 36.8% to $50.0 million, residential construction loans decreased modestly to $30.3 million, and consumer loans increased 15.3% to $19.2 million, compared to a year ago.

Total deposits were $748.4 million at June 30, 2019, a 22.1% increase compared to $613.2 million at June 30, 2018, and a 1.0% increase compared to $741.0 million at March 31,2019.  Noninterest checking accounts represent 24.5%, interest bearing checking accounts represent 14.8%, savings accounts represent 16.5%, money market accounts comprise 16.4% and time certificates of deposit make up 27.8% of the total deposit portfolio at June 30, 2019.

Total assets increased 21.9% to $1.0 billion at June 30, 2019, compared to $826.8 million a year ago, in large part due to the Big Muddy Bancorp acquisition.  At March 31, 2019, total assets were $979.6 million.  Shareholders’ equity increased 26.0% to $115.7 million at June 30, 2019, compared to $91.8 million a year earlier and increased 3.0% compared to $112.3 million three months earlier.  Tangible book value improved to $15.12 per share at June 30, 2019, compared to $14.50 per share at March 31, 2019, and $14.28 per share a year earlier.

Operating Results
Eagle’s NIM contracted two basis points to 4.31% in the second quarter of 2019, compared to 4.33% in the preceding quarter, and a 13-basis point improvement compared to 4.18% in the second quarter a year ago.  “Our NIM continues to benefit substantially due to the increase in interest accretion on purchased loans as a result of our two recent acquisitions,” said Johnson.  “The interest accretion on purchased loans totaled $539,000 and resulted in a 24-basis point increase in the NIM during the second quarter, compared to $520,000 and a 24-basis point increase in the NIM during the preceding quarter.”  Year-to-date, Eagle’s NIM improved 41 basis-points to 4.32%, from 3.91% in the first six months of 2018.

The investment securities portfolio decreased to $124.1 million at June 30, 2019, compared to $154.3 million a year ago, which had a positive impact on average yields on earning assets, increasing to 5.15% from 4.52% a year ago due to deploying funds into higher yielding loans.

Eagle’s second quarter revenues increased 16.3% to $15.2 million, compared to $13.1 million in the preceding quarter and increased 44.4% when compared to $10.5 million in the second quarter a year ago.  Year-to-date, revenues increased 42.7% to $28.3 million, compared to $19.8 million in the first six months of 2018.

Net interest income before the provision for loan loss increased 3.4% to $9.7 million in the second quarter compared to $9.4 million in the preceding quarter and increased 24.1% compared to $7.8 million in the second quarter a year ago. In the first six months of 2019, net interest income increased 30.1% to $19.1 million, compared to $14.7 million in the first six months of 2018.

With solid gains from loan sales, noninterest income increased 49.0% to $5.5 million in the second quarter of 2019, compared to $3.7 million in the preceding quarter, and increased 102.7% compared to $2.7 million in the second quarter a year ago.  The net gain on sale of mortgage loans totaled $3.4 million in the second quarter of 2019 compared to $2.6 million in the preceding quarter and $1.7 million in the second quarter a year ago.  Year-to-date, noninterest income grew 78.5% to $9.2 million, compared to $5.2 million in the first six months of 2018.

Eagle’s second quarter noninterest expenses were $10.5 million compared to $11.0 million in the preceding quarter and $8.9 million in the second quarter a year ago.  Acquisition costs totaled $5,000 for the current quarter, compared to $1.2 million for the preceding quarter and $131,000 in the second quarter one year ago.  In the first six months of the year, noninterest expenses totaled $21.5 million, compared to $17.0 million in the first six months of 2018.

For the second quarter of 2019, income tax expense totaled $780,000, for an effective tax rate of 19.4%, compared to $293,000 in the second quarter of 2018.

Credit Quality
The allowance for loan losses represented 206.4% of nonaccrual loans at June 30, 2019, compared to 133.6% three months earlier and 370.7% a year earlier.  The second quarter provision for loan losses was $697,000, compared to $604,000 in the preceding quarter and $24,000 in the second quarter a year ago.

Eagle’s total other real estate owned (“OREO”) and other repossessed assets improved to $91,000 at June 30, 2019, compared to $354,000 at March 31, 2019 and $457,000 at June 30, 2018.  The decrease was primarily due to the sale of two OREO properties.  Nonperforming assets (“NPAs”), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $3.8 million at June 30, 2019, or 0.38% of total assets, compared to $5.7 million, or 0.58% of total assets three months earlier and $2.1 million, or 0.26% of total assets a year earlier.  The increase year-over-year was primarily from acquired assets.

Nonperforming loans (“NPLs”) reduced to $3.8 million at June 30, 2019, from $5.3 million at March 31, 2019, and increased when compared to $1.7 million a year earlier.  The increase year-over-year in nonperforming loans were primarily a result of loans acquired.

Net loan charge-offs totaled $46,000 in the second quarter of 2019, compared to $104,000 in the first quarter of 2019 and $4,000 in the second quarter a year ago.  The allowance for loan losses was $7.8 million, or 1.03% of total loans at June 30, 2019, compared to $7.1 million, or 0.98% of total loans at March 31, 2019 and $6.2 million, or 1.06% of total loans a year ago.

Capital Management
Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.79% at June 30, 2019.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

Stock Repurchase
Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 1.56% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation and any litigation which we inherited from our January 2019 merger with The State Bank of Townsend); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	June 30,
	2019	2019	2018

Assets:
Cash and due from banks	$10,581	$9,054	$7,583
Interest bearing deposits in banks	2,855	2,225	1,397
Total cash and cash equivalents	13,436	11,279	8,980
Securities available-for-sale, at fair value	124,065	140,161	154,265
FHLB stock	5,384	4,807	4,559
FRB stock	2,526	2,040	2,019
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale, at fair value	23,760	8,075	11,700
Loans:
Real estate loans:
Residential 1-4 family	114,898	116,621	112,314
Residential 1-4 family construction	30,250	27,692	31,009
Commercial real estate	316,612	304,861	216,264
Commercial construction and development	50,027	44,998	36,581
Farmland	46,051	45,129	28,680
Other loans:
Home equity	55,582	54,637	53,178
Consumer	19,181	19,043	16,635
Commercial	74,008	73,937	69,951
Agricultural	47,040	42,185	18,145
Unearned loan fees	(1,215)	(1,083)	(1,029)
Total loans	752,434	728,020	581,728
Allowance for loan losses	(7,750)	(7,100)	(6,150)
Net loans	744,684	720,920	575,578
Accrued interest and dividends receivable	4,903	5,005	3,668
Mortgage servicing rights, net	7,666	7,318	6,716
Premises and equipment, net	36,992	35,364	27,969
Cash surrender value of life insurance, net	23,724	23,564	14,670
Real estate and other repossessed assets acquired in settlement of loans, net	91	354	457
Goodwill	15,710	15,710	12,124
Core deposit intangible, net	3,136	3,311	1,702
Deferred tax asset, net	75	1,304	2,012
Other assets	1,418	236	253
Total assets	$1,007,725	$979,603	$826,827

Liabilities:
Deposit accounts:
Noninterest bearing	183,116	180,070	133,736
Interest bearing	565,272	560,975	479,439
Total deposits	748,388	741,045	613,175
Accrued expense and other liabilities	11,987	9,061	5,535
FHLB advances and other borrowings	106,748	92,313	91,469
Other long-term debt, net	24,908	24,892	24,843
Total liabilities	892,031	867,311	735,022

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
6,714,983, 6,714,983 and 5,718,942 shares issued; 6,403,693,
6,431,693 and 5,460,452 shares outstanding at June 30, 2019,
March 31, 2019 and June 30, 2018, respectively)	67	67	57
Additional paid-in capital	68,535	68,506	51,890
Unallocated common stock held by Employee Stock Ownership Plan	(393)	(435)	(559)
Treasury stock, at cost (311,290, 283,290 and 258,490 shares at June
30, 2019, March 31, 2019 and June 30, 2018, respectively)	(3,850)	(3,372)	(2,826)
Retained earnings	50,167	47,512	44,862
Accumulated other comprehensive income (loss), net of tax	1,168	14	(1,619)
Total shareholders' equity	115,694	112,292	91,805
Total liabilities and shareholders' equity	$1,007,725	$979,603	$826,827

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$10,599	$10,048	$7,862	$20,647	$14,734
Securities available-for-sale	928	958	1,021	1,886	2,010
FRB and FHLB dividends	95	95	74	190	153
Interest on deposits in banks	13	18	18	31	35
Other interest income	3	2	1	5	1
Total interest and dividend income	11,638	11,121	8,976	22,759	16,933
Interest expense:
Interest expense on deposits	924	787	494	1,711	920
FHLB advances and other borrowings	656	594	315	1,250	652
Other long-term debt	364	365	357	729	704
Total interest expense	1,944	1,746	1,166	3,690	2,276
Net interest income	9,694	9,375	7,810	19,069	14,657
Loan loss provision	697	604	24	1,301	526
Net interest income after loan loss provision	8,997	8,771	7,786	17,768	14,131

Noninterest income:
Service charges on deposit accounts	292	261	214	553	440
Net gain on sale of loans	3,360	2,599	1,720	5,959	3,159
Mortgage banking	722	365	194	1,087	513
Wealth management income	135	112	147	247	279
Interchange and ATM fees	338	275	271	613	496
Appreciation in cash surrender value of life insurance	160	157	146	317	270
Net gain (loss) on sale of available-for-sale securities	104	(55)	15	49	(90)
Other noninterest income	392	(20)	8	372	86
Total noninterest income	5,503	3,694	2,715	9,197	5,153

Noninterest expense:
Salaries and employee benefits	6,510	5,992	5,461	12,502	10,370
Occupancy and equipment expense	1,043	1,034	835	2,077	1,663
Data processing	854	928	673	1,782	1,310
Advertising	212	268	298	480	576
Amortization of core deposit intangible and tax credits	253	254	235	507	337
Loan costs	177	135	179	312	315
Federal insurance premiums	55	60	69	115	138
Postage	79	68	84	147	134
Legal, accounting and examination fees	236	274	184	510	326
Consulting fees	44	31	25	75	42
Acquisition costs	5	1,171	131	1,176	365
Other noninterest expense	1,005	806	701	1,811	1,382
Total noninterest expense	10,473	11,021	8,875	21,494	16,958

Income before provision for income taxes	4,027	1,444	1,626	5,471	2,326
Income tax provision	780	261	293	1,041	420
Net income	$3,247	$1,183	$1,333	$4,430	$1,906

Basic earnings per share	$0.51	$0.18	$0.24	$0.69	$0.35
Diluted earnings per share	$0.51	$0.18	$0.24	$0.69	$0.35

Basic weighted average shares outstanding	6,408,627	6,450,326	5,460,452	6,429,362	5,386,401

Diluted weighted average shares outstanding	6,425,015	6,426,740	5,524,912	6,446,368	5,450,861

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018
Performance Ratios (For the quarter):
Return on average assets	1.30%	0.49%	0.65%
Return on average equity	11.37%	4.38%	5.83%
Net interest margin	4.31%	4.33%	4.18%
Core efficiency ratio*	67.22%	73.43%	80.85%

Performance Ratios (Year-to-date):
Return on average assets	0.90%	0.49%	0.46%
Return on average equity	7.97%	4.38%	4.94%
Net interest margin	4.32%	4.33%	3.91%
Core efficiency ratio*	70.09%	73.43%	82.06%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2018

Nonaccrual loans	$3,608	$4,506	$1,500
Loans 90 days past due and still accruing	126	788	159
Restructured loans, net	21	22	-
Total nonperforming loans	3,755	5,316	1,659
Other real estate owned and other repossessed assets	91	354	457
Total nonperforming assets	$3,846	$5,670	$2,116

Nonperforming loans / portfolio loans	0.50%	0.73%	0.29%
Nonperforming assets / assets	0.38%	0.58%	0.26%
Allowance for loan losses / portfolio loans	1.03%	0.98%	1.06%
Allowance / nonperforming loans	206.39%	133.56%	370.71%
Gross loan charge-offs for the quarter	$81	$124	$24
Gross loan recoveries for the quarter	$35	$20	$20
Net loan charge-offs for the quarter	$46	$104	$4

Capital Data (At quarter end):
Tangible book value per share	$15.12	$14.50	$14.28
Shares outstanding	6,403,693	6,431,693	5,460,452
Tangible common equity to tangible assets	9.79%	9.71%	9.59%

Other Information:
Average total assets for the quarter	$1,000,701	$966,828	$823,916
Average total assets year to date	$983,764	$966,828	$835,643
Average earning assets for the quarter	$902,263	$878,672	$749,725
Average earning assets year to date	$890,468	$878,672	$755,885
Average loans for the quarter **	$754,197	$726,657	$585,366
Average loans year to date **	$740,427	$726,657	$579,191
Average equity for the quarter	$114,208	$108,122	$91,462
Average equity year to date	$111,165	$108,122	$77,170
Average deposits for the quarter	$741,943	$724,820	$623,285
Average deposits year to date	$733,381	$724,820	$614,300

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of costs and intangible asset amortization, by the sum of net interest income and non-interest income, exclusive of one-time accounting adjustment.
** Includes loans held for sale

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our core efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Calculation of Core Efficiency Ratio:
Noninterest expense	$10,473	$11,021	$8,875	$21,494	$16,958
Acquisition costs	(5)	(1,171)	(131)	(1,176)	(365)
Intangible asset amortization	(253)	(254)	(235)	(507)	(337)
Core efficiency ratio numerator	10,215	9,596	8,509	19,811	16,256

Net interest income	9,694	9,375	7,810	19,069	14,657
Noninterest income	5,503	3,694	2,715	9,197	5,153
Core efficiency ratio denominator	15,197	13,069	10,525	28,266	19,810

Core efficiency ratio	67.22%	73.43%	80.85%	70.09%	82.06%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2019	2019	2018
Tangible Book Value:
Shareholders' equity	$115,694	$112,292	$91,805
Goodwill and core deposit intangible, net	(18,846)	(19,021)	(13,826)
Tangible common shareholders' equity	$96,848	$93,271	$77,979

Common shares outstanding at end of period	6,403,693	6,431,693	5,460,452

Common shareholders' equity (book value) per share (GAAP)	$18.07	$17.46	$16.81

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$15.12	$14.50	$14.28

Tangible Assets:
Total assets	$1,007,725	$979,603	$826,827
Goodwill and core deposit intangible, net	(18,846)	(19,021)	(13,826)
Tangible assets (non-GAAP)	$988,879	$960,582	$813,001

Tangible common shareholders' equity to tangible assets (non-GAAP)	9.79%	9.71%	9.59%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018

Net interest income after loan loss provision	$8,997	$8,771	$7,786	$17,768	$14,131
Noninterest income	5,503	3,694	2,715	9,197	5,153

Noninterest expense	10,473	11,021	8,875	21,494	16,958
Acquisition costs	(5)	(1,171)	(131)	(1,176)	(365)
Noninterest expense, excluding acquisition costs	10,468	9,850	8,744	20,318	16,593

Income before income taxes	4,032	2,615	1,757	6,647	2,691
Income tax expense, excluding acquisition costs related taxes	781	473	317	1,265	486
Net Income, excluding acquisition costs	$3,251	$2,142	$1,440	$5,382	$2,205

Diluted earnings per share (GAAP)	$0.51	$0.18	$0.24	$0.69	$0.35
Diluted earnings per share, excluding acquisition costs (non-GAAP)	$0.51	$0.33	$0.26	$0.83	$0.40

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	June 30,
	2019	2019	2018
For the quarter:
Net income, excluding acquisition costs	$3,251	$2,142	$1,440
Average total assets quarter to date	$1,000,701	$966,828	$823,916
Return on average assets, excluding acquisition costs	1.30%	0.89%	0.70%

Year-to-date:
Net income, excluding acquisition costs	$5,382	$2,142	$2,205
Average total assets year to date	$983,764	$966,828	$835,643
Return on average assets, excluding acquisition costs	1.09%	0.89%	0.53%

Contacts:

Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007